[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.35

SUPPLY AGREEMENT

This Agreement is dated October 1, 2012 and is made by and between Dynavax Technologies Corp., a corporation of the State of Delaware, with an address at 2929 Seventh Street, Suite 100, Berkeley, CA 94710 (“Customer”) and Nitto Denko Avecia Inc., a corporation of the State of Delaware, with an address at 125 Fortune Boulevard, Milford, Massachusetts 01757 (“Avecia”). Customer and Avecia are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

Whereas, Avecia has knowledge and experience with regard to the GMP manufacture of oligonucleotides with significant expertise in process technologies, research and development and process scale-up;

Whereas, Customer conducts research and development in relation to certain oligonucleotides with a view to conducting clinical trials and seeking registration of the oligonucleotides in drug products for the treatment of human diseases;

Whereas, Customer has a vaccine product for the prevention of hepatitis B which is currently in Phase 3 clinical trials; and

Whereas, Customer and Avecia desire to enter into this Agreement to set forth the terms and conditions upon which Avecia will supply to Customer one of the components of the vaccine product for clinical and commercial use.

Now, Therefore, intending to be legally bound, it is hereby agreed as follows:

1.	Definitions.

“Affiliate” means any person, organization, corporation or other business entity, controlling, controlled by or under common control with Customer.

“Agreement Year” means any period of twelve consecutive calendar months beginning with the first full calendar month following the Effective Date.

“Applicable Laws” means applicable federal, state and local laws, rules, regulations and ordinances within the United States of America (the “USA”), including without limitation GMP.

“Batch” means a specific quantity of Product that is intended to be of uniform character and quality and is produced during the same cycle of manufacture as defined by the applicable batch record.

“Confidential Information” means any technical, business, financial and other commercial information of a confidential nature disclosed (whether disclosed in writing, orally, by way of sample or by any other means and whether directly or indirectly) by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”).

“Current Process” means the [ * ] process for manufacture of Product, as existing on the Effective Date, which has been previously validated by Avecia.

1.

“Effective Date” means the date of this Agreement.

“Exclusive Period” means the period commencing on the Effective Date and ending on the earlier of the date that is [ * ] after the date of Regulatory Authority Approval, or [ * ] from the Effective Date.

“Facility” means Avecia’s GMP facility located in Milford, MA.

“GMP” means current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations to the US Code of Federal Regulations, Title 21 (21 CFR 210 and 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7, and subject to any arrangement, additions or clarifications agreed from time to time between the Parties in the Quality Agreement.

“Independent Intellectual Property” shall have the meaning set forth in Section 10.

“Intellectual Property” means patents, patent applications, all provisional, divisional, continuations, renewals, continuations in part, reexaminations, patents of addition, supplementary protection certificates, extensions, letters of patent, registration or confirmation patents and reissues with respect to any patents described in the foregoing clauses, any know how, trade secrets, data, technology and technical information.

“Latent Defect” means any failure of a Product to meet Product Requirements that is not actually known to Customer and not readily discoverable by Customer using commercially reasonable inspection procedures, in each case at the time of Customer’s acceptance of such Product.

“Licensee” means and includes any person licensing the right to manufacture or market Product or any other drug product which contains Product from Customer or any Affiliate of Customer.

“New Process” means process changes to the Current Process as contemplated in Section 2 and Appendix 2.

“New Process Strategy” means the strategy for implementing a New Process as set forth in Appendix 2.

“Product” means the compound identified as 1018 ISS (AGU), [ * ].

“Product Requirements” means conformance with (a) GMP, (b) Product Specifications, (c) the Current Process or the applicable New Process, as the case may be, and (d) the Quality Agreement.

“Product Release Date” means, with respect to any Product sold by Avecia to Customer hereunder, the date of sign off by the Avecia Quality Assurance Department (“Avecia QA”) on the executed batch records and the analytical report for all Product release testing under Avecia control or for which Avecia is expressly responsible.

“Product Specifications” means the specifications for the Product as agreed and modified from time to time by the Parties.

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Quality Agreement” means the document agreed to by the Parties in the form attached hereto as Appendix 3, as amended, supplemented or restated from time to time.

“Regulatory Authority” means the USA Food and Drug Administration (the “FDA”) or an instrumentality of any country outside of the USA that performs a function for such country similar to the function performed by the FDA for the USA with regard, among other things, to the approval, licensing, registration or authorization to manufacture, promote, market, distribute, use, store, import, transport or sell a product in the defined territory or political subdivisions.

“Regulatory Authority Approval” means the first approval commercially to manufacture, promote, market, distribute and sell the Product by a Regulatory Authority.

“Rolling Forecast” shall have the meaning set forth in Section 4.2.

2.	Current Process; New Process Implementation; Other Process Improvements.

2.1The initial pricing, campaign size and capacity availability for Product formulated for this Agreement are based upon the Current Process. In anticipation of the possibility for significant beneficial changes to the Current Process, the Parties have developed a strategy for implementing a new process (“New Process”), which strategy is attached hereto as Appendix 2 (the “New Process Strategy”).

2.2At any time prior to the [ * ], Customer may request Avecia to implement the New Process Strategy, in which case Avecia shall promptly initiate and perform the tasks set forth in the New Process Strategy using commercially reasonable and diligent efforts and in a professional and timely manner, consistent with standards then customary in the oligonucleotide industry, and, in any event, with at least the degree of care and quality that Avecia uses to perform similar activities for other parties. At Customer’s request, the Parties shall negotiate in good faith and execute a development services agreement that incorporates the terms set forth in this Section 2 and such other terms that are customary in agreements of a similar nature.

2.3In the event that the Parties implement the New Process Strategy, Customer shall make the payments to Avecia that are described in Appendix 2.

3.	Term.

This Agreement shall take effect as of the Effective Date and shall remain in effect until the earlier of the date that is five (5) years after the date of Regulatory Authority Approval, or eight (8) years from the Effective Date (the “Initial Term”). Customer may elect to extend the term of the Agreement for an additional [ * ] period (the “Extension Term”), subject, if applicable, to an adjustment to the price of the Product in accordance with Appendix 1 hereto, and provided that Customer provides Avecia with written notice of such extension at least [ * ] prior to the end of the Initial Term. Following the Extension Term, this Agreement shall continue in effect (“Additional Term”), subject to either Party terminating this Agreement at the end of the Extension Term or any Additional Term by giving the non-terminating Party written notice of such termination at least (a) where Customer is the terminating Party, not less than [ * ] prior to effective termination date, or (b) where Avecia is the terminating Party, not less than [ * ], as the case may be. The Initial Term, together with any Additional Terms, if applicable, may be referred to herein as the “Term”.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.	Sale and Purchase; Forecasts; Minimum Order Size.

4.1Subject to the remaining provisions of this Section 4, Avecia agrees to manufacture and supply to Customer the quantities of Product set forth on written purchase orders submitted from time to time by Customer. Any purchase orders for Product submitted by Customer shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any term or condition in any purchase order, confirmation, or other document furnished by Customer or Avecia that is in any way inconsistent with the terms and conditions set forth in this Agreement is hereby expressly rejected. During the Exclusive Period, Avecia shall sell to Customer and Customer shall purchase from Avecia, and, subject to Section 4.3, Customer shall and shall cause its Affiliates to purchase from Avecia (either directly or through Customer), [ * ] of the combined global commercial requirements of Product for Customer and its Affiliates for use in the prevention of hepatitis B. In addition, Customer shall, if Licensee elects not to manufacture Product itself, cause its Licensees to purchase from Avecia (either directly or through Customer), [ * ] of its combined global commercial requirements of Product for a minimum of (a) [ * ], or (b) for the remainder of the Exclusive Period, if less than [ * ] at the time of entry into the license with such Licensee. Except as required by the Rolling Forecast provisions of Section 4.2 below, Customer shall not otherwise have any minimum purchase obligations under this Agreement. For the avoidance of doubt, the foregoing shall not prevent Customer from obtaining Product for use in research and development (including regulatory activities) from sources other than Avecia. If any such Licensee purchases Product directly from Avecia, such Licensee shall agree in writing as a condition of such purchase to be subject to the terms and conditions of this Agreement.

4.2Within the first fifteen (15) days of each calendar quarter after Regulatory Authority Approval during the term of this Agreement, Customer shall provide to Avecia a written forecast of the requirement for Product of Customer (and, if applicable, of its Affiliates and Licensees) during such calendar quarter and the next succeeding three calendar quarters (the “Rolling Forecast”). The forecasted quantity with respect to the first calendar quarter of each Rolling Forecast shall constitute a firm commitment by Avecia to sell and Customer (either itself or, if applicable, through its Affiliates and/or Licensees) to purchase such forecasted quantity. The forecasted quantity with respect to the second calendar quarter of such Rolling Forecast shall be a firm commitment by Avecia to sell and Customer (either itself or, if applicable, through its Affiliates and/or Licensees) to purchase a minimum of [ * ] of such forecasted quantity. The forecasted quantity with respect to the third calendar quarter shall be a firm commitment by Avecia to sell and Customer (either itself or, if applicable, through its Affiliates and/or Licensees) to purchase a minimum of [ * ] of such forecasted quantity. The forecasted quantity with respect to the fourth calendar quarter of the Rolling Forecast shall be an indicative quantity with no commitment on either Avecia or Customer. Notwithstanding the above, Customer may submit to Avecia binding purchase order (s) for Product in excess of the amounts specified in a Rolling Forecast, and Avecia shall sell such quantity to Customer, subject to Section 4.3 below. Notwithstanding the foregoing, Customer shall be permitted to reduce or eliminate any firm commitments established by Rolling Forecasts to the extent a decision of a Regulatory Authority prohibits or materially restricts commercial sale of the Product (or would reasonably be expected to have such an effect).

4.3Customer shall order Product in Batch quantities. The parties agree that in order to allow campaign pricing, Customer may place an order for a campaign of Batches (at the time of the order of the Batch) that exceeds the then-forecasted quantities for the quarter covering up to a total of [ * ] of the forecast, and any such excess Batches ordered will be applied to the minimum purchase requirements for the successive quarters with respect to which such advance purchase is made by Customer. Except as set forth in the preceding sentence, the number of Batches ordered by Customer in any calendar quarter shall not exceed [ * ] Batches. Avecia shall not be required to manufacture Product in less than a [ * ] Batch campaign

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under the Current Process and a [ * ] Batch campaign under the New Process. To the extent that Avecia does not agree to manufacture certain Batches pursuant to this Section 4.3 or is otherwise unwilling or unable to manufacture Batches ordered by Customer, Customer shall be free to manufacture or have manufactured such Batches elsewhere.

4.4If Avecia fails to deliver any Products in conformity with its obligations under Section 4.2 above, Customer shall have the right to require Avecia to use expedited delivery methods to complete and deliver some or all of the relevant Products or cancel or any part of such order with respect to which delivery has failed. Further, should either Party perceive that a shortfall in delivery of Product by Avecia is likely to occur for any reason, the Parties shall discuss appropriate steps to alleviate such a shortfall. In the event that, over any [ * ] period, less than [ * ] of the Products ordered by Customer under this Agreement are delivered by the specified delivery date and in full compliance with the other terms and conditions of this Agreement (a “Supply Failure”), Avecia shall be deemed to, be in material breach of this Agreement. In addition, without limitation, in the event of a Supply Failure, the purchase requirements of Customer and its Affiliates pursuant to Section 4.1 shall terminate upon such notice of a Supply Failure.

5.	Delivery; Title; Invoices; Payment Terms.

5.1Upon the Product Release Date, Product will be delivered EXW (Incoterms 2000) Avecia’s facility in Milford, Massachusetts. For purposes of this Agreement, title and risk of loss in the Product shall pass to Customer on the earlier of (i) delivery to Customer’s designated agent or carrier and (ii) Avecia placing such Product in its GMP storage facilities for holding at the request of Customer. Prior to any storage of Product by Avecia for Customer, the Parties intend to negotiate and execute a separate storage agreement that will, among other things, specify their respective liabilities for loss or damage to stored Product.

5.2Avecia shall issue invoices for Product on the Product Release Date for such Product and Customer shall pay, or arrange to have paid, to Avecia one hundred percent (100%) of the amount due under each such invoice by no later than thirty (30) days after Customer’s receipt of such invoice and the relevant release documentation.

6.	Price; Yield; Shelf Life.

6.1The price for Product shall be determined in accordance with Appendix 1.

6.2The price for Product hereunder excludes any applicable sales, use, consumption, value added or excise taxes, duties, tariffs and other similar assessments which may be imposed by any governmental authority as a result of the sale of Product hereunder. The Parties shall cooperate and take any reasonable, legally permitted steps to reduce or eliminate such charges.

6.3A minimum acceptable yield per Batch will be established based upon process history. Standard yield will be initially determined after [ * ] Batches of Product have been produced at scale. For clarity, any Batch with a loss of Product extrinsic to the process and caused by Avecia’s negligence (for example, dropping a bottle of Product or spilling an in-process fraction or pool, rendering Product unusable) or failure to comply with the Product Requirements shall not be factored into the standard yield calculation. Yield shall be calculated on the moisture corrected quantity of Product after discharge from the freeze dryer.

6.4Should, in any case, Avecia’s actual production yield be less than [ * ] of the defined standard yield, the price charged to Customer for the affected Batch(es) shall be [ * ], and Avecia shall

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacture, upon Customer’s request, an additional Batch beyond the forecasted quantity required to make up the difference; provided that Customer shall be obligated to purchase such full Batch at the established price for the Batch based on the forecasted campaign quantity. Customer may elect to have such make-up Batch deducted from the quantity of Product that it is required to purchase hereunder (e.g., as a result of a binding or partially binding portion of a Rolling Forecast) in the then current calendar quarter or the immediately succeeding calendar quarter.

6.5Product delivered to Customer hereunder that is manufactured using the Current Process shall have at least [ * ] of its approved shelf life remaining at the Product Release Date, and Product delivered to Customer hereunder that is manufactured using the New Process shall have at least [ * ] of its approved shelf life remaining at the Product Release Date. Notwithstanding the foregoing, the remaining shelf life of Product delivered hereunder shall in all cases exceed (a) [ * ] or (b) the approved shelf life, whichever is lower.

7.	Acceptance of Product.

7.1Within [ * ] of delivery of Product to Customer and except in the case of a Latent Defect, Customer shall notify Avecia of any claim for shortage of Product or that all or some of such Product does not meet Product Requirements. In the absence of such notification, such Product shall be deemed accepted by Customer as complete and in accordance with Product Requirements, subject to the following sentence. In the event of a Latent Defect, Customer shall have [ * ] from the date that Customer becomes aware of such Latent Defect to notify Avecia of any claim with respect thereto. In the absence of such notification during such period, such Product shall be deemed accepted by Customer as in accordance with Product Requirements even as to Latent Defects. Acceptance of Product by Customer shall not, by itself, limit Customer’s rights under Section 9.1.

7.2If Customer notifies Avecia in accordance with the provisions of 7.1 that Product does not conform to Product Requirement or that the amount of Product is less than the amount set forth in the applicable invoice, Customer shall advise Avecia of the manner in which Product does not conform to Product Requirements or shall document the shortage. In the event that Avecia accepts such determination, or if such determination is upheld by an independent laboratory or expert pursuant to Section 7.3 (in the case of alleged non-conformance), or is confirmed pursuant to the dispute resolution procedures in Section 22.3 (in the case of an alleged shortage); then Avecia shall deliver free of charge sufficient Product to make up such shortage or to replace defective Product, or at Customer’s option shall refund the price of the missing or defective Product, and shall dispose of the defective Product at Avecia’s cost.

7.3If a dispute arises between the Parties as to any failure of Product to meet Product Requirements which dispute is not resolved by the Parties within thirty (30) days of the notice to Avecia that is described in 7.1, either Party shall be entitled to require that the matter in dispute be referred to an independent laboratory or other appropriate expert nominated by agreement of the Parties. Such referral shall be solely for the purpose of establishing whether or not there is any failure of the relevant Product to meet Product Requirements. The decision of such independent laboratory or expert shall be binding upon the Parties, and the Party against which the decision is made shall be responsible for the costs of such independent laboratory or expert.

6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.	Representations and Warranties.

8.1Avecia represents and warrants to Customer as follows:

8.1.1All Product conforms to and is produced in accordance with Product Requirements.

8.1.2Avecia has, and will remain in material compliance with, all permits, licenses and other authorizations (the “Permits”) which are required under USA federal, state and local laws, rules and regulations applicable to the manufacture, testing, storage, and/or handling of Product.

8.1.3No person performing services on behalf of Avecia under this Agreement has been debarred under Section 306 of the United States Federal Food, Drug and Cosmetic Act or is otherwise excluded from any federal healthcare program. Avecia shall promptly inform Customer of any person performing services on behalf of Avecia under this Agreement becomes so debarred or excluded or is convicted of a crime that is grounds for such debarment or exclusion.

8.1.4Manufacture of Product will be performed consistent with standards then customary in the oligonucleotide industry, and, in any event, with at least the degree of care and quality that Avecia uses to perform similar activities for other parties.

8.1.5To the best of Avecia’s knowledge, the Product and Avecia’s manufacture of Product in the performance of this Agreement will not infringe the Intellectual Property or other rights of third parties.

8.1.6Title to all Product provided to Customer hereunder shall pass to Customer as provided herein, free and clear of any security interest, lien, or other encumbrance.

8.2Customer represents and warrants to Avecia that, to the best of Customer’s knowledge (i) Customer has all rights necessary to permit Avecia to manufacture Product as contemplated in this Agreement, and (ii) Avecia’s use of Customer’s Intellectual Property in the performance of this Agreement will not infringe the Intellectual Property or other rights of third parties.

8.3EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. AVECIA AND CUSTOMER EACH EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF PRODUCT FOR ANY PARTICULAR PURPOSE.

9.	Indemnification; Remedies; Limitation of Liability; Insurance.

9.1Avecia shall indemnify and hold Customer harmless from all losses, liabilities, damages and expense (including reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or other proceeding by a third party to the extent caused by (i) any breach by Avecia of the covenants, representations or warranties hereunder, or (ii) the infringement of the Intellectual Property rights of a third party arising from Avecia’s manufacture of Product hereunder other than to the extent arising out of Avecia’s use of Customer’s Intellectual Property in its manufacture of Product hereunder; in each case (i) and (ii) above, other than to the extent caused by (a) any breach of the covenants, representations or warranties of Customer hereunder or (b) the gross negligence or willful misconduct of Customer hereunder.

7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.2Customer shall indemnify and hold Avecia harmless from all losses, liabilities, damages and expense (including reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or other proceeding by a third party to the extent caused by (i) any breach by Customer of the covenants, representations or warranties of Customer hereunder, (ii) the infringement of the Intellectual Property rights of a third party arising out of Avecia’s use of Customer’s Intellectual Property in Avecia’s manufacture of Product or in the provision of other services for Customer hereunder, (iii) the use or sale of Product by Customer, Customer’s Affiliates and Licensees, or by any third party or (iv) any use of Avecia’s Intellectual Property in the manufacture of Product by a third party licensee of Customer; in each case (i) and (ii) above, other than to the extent caused by breach of the covenants, representations or warranties of Avecia hereunder or (b) the gross negligence or willful misconduct of Avecia hereunder.

9.3Each Party will, at its own expense, obtain and maintain throughout the term of this Agreement, and for a reasonable and customary period of time thereafter maintain, (a) product liability and general liability insurance providing protection in the amount of (i) in the case of Avecia, at least [ * ] in aggregate and at least [ * ] per occurrence and (ii), in the case of Customer, at least [ * ] in aggregate and at least [ * ] per occurrence, and (b) workers’ compensation insurance with not less than the minimum coverage limit as required by law. Each Party will furnish to the other Party, on an annual basis, a certificate of insurance or access to an electronic memorandum of insurance evidencing compliance with the provisions of this Section 9.3. In the case of Customer, the annual certification will state the total coverage held by Customer. The existence of such coverage will in no way limit either Party’s liability or obligations expressly set forth under this Agreement.

9.4EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 9.1(ii) OR IN THE EVENT THAT IT IS FOUND THAT AVECIA ACTED GROSSLY NEGLIGENTLY, IN RECKLESS DISREGARD, OR IN WILLFUL MISCONDUCT, OR IF THE DAMAGES ARE FOR REPLACEMENT OR REPAYMENT OF MATERIAL THAT DOES NOT MEET THE WARRANTIES SET FORTH IN THE AGREEMENT, AVECIA’S LIABILITY FOR ANY AND ALL LOSSES OR DAMAGES RESULTING FROM ANY CAUSES WHATSOEVER OR WITH RESPECT TO ANY PRODUCT SUPPLIED HEREUNDER SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, [ * ]; PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT APPLY TO LOSSES OR DAMAGES ARISING FROM THE FRAUD OR WILLFUL MISCONDUCT OF AVECIA. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR SPECIAL, INCIDENTAL PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER THE CLAIM IS IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

10.	Intellectual Property.

10.1Nothing in this Agreement shall affect the ownership by either Party of any Intellectual Property or process owned by or in the possession of that Party as of the Effective Date or Intellectual Property developed independently of the work undertaken pursuant to this Agreement by any employee of that Party without reference to any of the Confidential Information disclosed by the other Party (“Independent Intellectual Property”). Other than giving Avecia the right to manufacture Product for Customer, nothing in this Agreement shall give either Party the right to use the other Party’s Independent Intellectual Property.

10.2All Intellectual Property generated, developed, discovered or invented by Avecia in connection with work conducted pursuant to this Agreement relating to the composition of matter of the Product shall be owned by Customer (such Intellectual Property called “Customer-Owned Project IP”). Any New Process and other Intellectual Property generated, developed, discovered or invented by Avecia

8.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in connection with work conducted pursuant to this Agreement shall be owned by Avecia, provided that such Intellectual Property does not use or incorporate any Confidential Information of Customer (such other Intellectual Property called “Avecia Owned Project IP”), subject to the rights of Customer pursuant to Sections 10.3 and 10.4, Avecia hereby assigns and transfers to Customer all right, title and interest in and to the Customer-Owned Project IP and agrees to take all further acts reasonably required to evidence such assignment and transfer to Customer, at Customer’s expense.

10.3Avecia hereby grants to Customer a non-exclusive, irrevocable, worldwide, royalty-free license, with the right to grant sublicenses, under Avecia’s interest in any Avecia-Owned Project IP (but not Avecia Independent Intellectual Property) to the extent that such Avecia-Owned Project IP is used in the manufacture of Product to make, have made, use, sell, import and export the Product and any improved Product.

10.4Avecia hereby grants to Customer a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses, to Avecia’s process to manufacture Product, which license shall be exercisable by Customer solely in the event that during the Term (i) Avecia ceases oligonucleotide manufacturing operations at the Facility, (ii) Avecia ceases its business operations generally, becomes insolvent or is the subject of a petition in bankruptcy or for reorganization or receivership, or ceases to function as a going concern or to conduct its operations in the normal course of business as previously conducted, or (iii) Avecia fails to supply the quantity of Product meeting Product Requirements for any reason other than a failure attributable to Customer (each, a “Back-up License Event”), and which license shall only be applicable to the extent of any shortfall of supply of Product resulting from the applicable Back-up License Event. In the event of a Back-up License Event, Avecia shall cooperate with Customer and/or Customer’s designee in effecting the transfer of such technology to Customer or Customer’s designee as is reasonably necessary to commence or continue commercial manufacture of the Product, and shall provide such technical assistance as Customer may reasonably require in connection therewith, at Avecia’s expense. Such cooperation shall include Avecia’s prompt assignment of any Third Party contracts with suppliers of materials, services, or equipment that are relevant to the manufacture of Product, or, where assignment is impractical because such Third Party is performing other services for Avecia under the same contract, Avecia shall take reasonable steps to facilitate a similar agreement between such Third Party and Customer directly. To ensure that the Parties are prepared should a Back-up License occur, at Customer’s reasonable request, Avecia shall initiate the foregoing transfer of technology even if no Back-up License Event has yet occurred, it being understood that, unless and until a Back-Up License Event occurs, Customer’s rights to Avecia’s process to manufacture Product shall be limited to those activities necessary to accomplish and validate such technology transfer.

10.5At Customer’s request, Avecia agrees to bargain in good faith with respect to the grant to Customer of a non-exclusive worldwide license, with the right to grant sublicenses, to Avecia Independent Intellectual Property to manufacture Product, such license to take effect after termination of this Agreement (or at such other time mutually agreed by the parties) and to include commercially reasonable financial terms.

11.	Confidentiality.

11.1In consideration of the Disclosing Party (Avecia or Customer, as the case may be) disclosing Confidential Information to the Receiving Party (Avecia or Customer, as the case may be), the Receiving Party hereby undertakes to maintain as confidential all such Confidential Information, and it will not use or disclose any of such Confidential Information in whole or in part save for purposes envisaged in this Agreement.

9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.2The foregoing restrictions on the Receiving Party shall not apply to any Confidential Information which:

(a)the Receiving Party can prove was already in its possession before the disclosure hereunder to it;

(b)is hereafter disclosed to, purchased or otherwise legally acquired by the Receiving Party on a non-confidential basis by or from a third party who has not derived it directly or indirectly from the Disclosing Party;

(c)is or becomes available to the public whether in printed publications or otherwise through no breach or default on the part of the Receiving Party, its agents or employees; or

(d)the Receiving Party can prove has been develop independently of the Disclosing Party by any employee of the Receiving Party without use of or reference to any of the Confidential Information disclosed by the Disclosing Party.

11.3In order to secure the obligations under this Section 11, the Receiving Party agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure and use of information subject to confidentiality, including restricting access to such information to such of its employees and representatives (i) as are bound to keep such information confidential and (ii) who need to have such access for the purposes of this Agreement.

11.4The confidentiality obligations under this Section 11 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof

11.5The provisions of this Section 11 shall survive termination or expiry of this Agreement and shall continue for a period of five (5) years from the date of such termination or expiry.

12.	Force Majeure.

Neither Party is liable for any failure to perform or delay in performing any obligation under this Agreement, if such failure or delay is due to fire, flood, strike or any other industrial disturbance, war, embargo, legal prohibition, terrorism, insurrection, regulatory delay or any other cause beyond the reasonable control of such defaulting Party preventing or delaying the performance of such obligations. The Party so affected will, upon giving notice thereof to the other Party, be excused from such performance to the extent of such prevention, restriction or delay. Except in the case of strike or similar work stoppage, the affected Party is obligated to use its commercially reasonable efforts to avoid or remove such causes of non-performance and to continue performance with the utmost dispatch whenever such causes are removed.

Neither Party shall be entitled to relief under this Section 12 for any delay or failure in performing any of its payment obligations under this Agreement.

10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.	Termination; Consequences of Termination.

13.1Customer may terminate this Agreement upon [ * ] written prior notice to Avecia without further obligation in the event that the FDA or EMA requires manufacturing capability or quality levels for manufacture of the Product that Avecia is not then meeting, unless the Parties agree Avecia is able to meet any such requirements within such [ * ] period after written notice from Customer of such FDA or EMA requirement; and provided further that the parties shall discuss in good faith the continuation of this Agreement solely with respect to any other countries or territories in which such manufacturing requirements do not apply to the Product.

13.2Without prejudice to any other rights or remedies which may be available to them, either Party may terminate this Agreement with immediate effect by giving written notice of termination to the other Party if the other commits a material breach of any of the provisions of this Agreement and, in the case of a breach capable of being remedied, fails to remedy such breach within [ * ] of receiving notice from the non-breaching Party specifying such and requiring the same to be remedied.

13.3Subject to Section 13.4 and without prejudice to any other rights or remedies which a Party may have, upon termination of this Agreement, howsoever the same occurs, each Party shall:

(a)immediately pay to the other all sums which at the date of termination are due and payable to the other hereunder;

(b)immediately cease all use of any property of the other, including, without limitation, any Confidential Information of the other Party; and

(c)at the expense of the requesting Party, promptly return to the other Party any property of the other in its possession, custody or control.

13.4If (i) the Parties terminate this Agreement pursuant to Section 13.1 or (ii) Avecia terminates this Agreement in accordance with Section 13.2, Customer shall purchase all amounts of Product which have been manufactured pursuant to Customer’s orders but not yet delivered (at the price described in Section 6) and reimburse Avecia for (a) the reasonable, documented costs incurred by Avecia in connection with unfinished Product that is in the process of being manufactured or is in the Avecia manufacturing schedule as of the date of such termination (in each case pursuant to Customer’s orders) and (b) Avecia’s documented costs for any raw materials purchased in reasonable anticipation of meeting the firm commitment portion of the effective Rolling Forecast, provided these materials are not utilized by Avecia for other manufacturing. Customer shall have the right to take possession of any such raw materials or unfinished Product at it expense.

13.5If Avecia terminates this Agreement under Section 13.2 Avecia shall thereafter have the right to revoke any licenses granted under 10 (other than Section 10.3).

13.6Sections 1, 8.3, 9, 11, 13.3, 13.4, 14, 16, 20, 21, 22 and 23 shall survive the termination of this Agreement howsoever the same occurs. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either party prior to such termination.

11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.	Regulatory; Facility Access; Audits.

14.1Avecia shall use commercially reasonable efforts to assist Customer in connection with obtaining any regulatory approvals with respect to Customer’s products incorporating Products. Without limiting the foregoing, to the extent applicable, Avecia shall promptly furnish Customer with such information and documentation as Customer may request relating to, or necessary or useful for, any regulatory filings or submissions for Product. Avecia shall provide Customer with a copy of all proposed submissions to any regulatory agency associated with the manufacture of Product hereunder for Customer’s review and approval.

14.2Avecia shall permit Customer’s employees, consultants and/or representatives to have reasonable access to the Facility for the purpose of verifying compliance with this Agreement and observing manufacturing and related activities, including access to relevant documents and records (“Reasonable Access”); provided such any disclosures to such persons shall be governed by Section 11.

14.3Customer shall have the right to conduct, upon reasonable notice and at its own expense, periodic technical, quality, and environmental health and safety audits at the Facility. Avecia shall give Reasonable Access to Customer for purposes of auditing the Facility. Generally, four (4) and a minimum of two (2) calendar weeks’ notice will be considered to be reasonable, but Avecia will provide Customer immediate access in case of rejections or emergency conditions.

14.4Avecia shall cooperate with any inspection by the FDA or other regulatory authority relating to the Products. Avecia, if it is so aware, will promptly advise Customer if any regulatory authority intends to inspect the Facility and the nature of the inspection. Customer shall have the right to observe such inspection relating to the manufacture of Product. Avecia shall promptly provide a report of the results of such inspection to Customer. Avecia shall notify Customer promptly in writing in the event any action is taken or threatened by a regulatory authority relating to the manufacture or storage of Product, or relating to the Facility, or which may impair the ability of Avecia to supply Product in accordance with this Agreement.

15.	Announcements and Publicity.

The Parties agree that, except as necessary to comply with applicable law or regulations, neither Party shall make any official press release, public announcement or other formal publicity relating to the transactions which are the subject of this Agreement, without first obtaining in each case the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.	Assignment and Change of Control.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors but shall not otherwise be assignable by either Party without the prior written consent of the other Party; provided, however, that either Party, without the consent of the other Party, may assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business and assets (or in the case of Customer, all or substantially all of its business and assets related to the Product for the prevention of hepatitis B), or in the event of its merger, consolidation, change in control or similar transaction. Customer may so assign its rights and delegate it obligations hereunder, without the consent of Avecia, to a licensee of Product, subject to Customer remaining liable to Avecia for the performance of such licensee’s obligations under this

12.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 16 shall be void.

17.	Variation.

No variation or amendment of this Agreement shall bind a Party unless made in writing in the English language and agreed to in writing by duly authorized officers of both Parties.

18.	Illegality.

If any provision of this Agreement is agreed by the Parties to be illegal, void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines, this Agreement shall continue in full force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the Parties may agree.

19.	Waiver.

A failure by either Party to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

20.	Notices.

All notices and any other communications given or made in relation to this Agreement shall be in writing and delivered by hand, registered mail or recognized overnight mail service to the address of the Party set forth below:

If to Avecia:NITTO DENKO Avecia Inc.

125 Fortune Boulevard

Milford, MA 01757

Attention: President

If to Customer:Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Attention: President

21.	Duty to Mitigate.

Each of the Parties shall use all reasonable efforts to mitigate any costs, losses or expenses due to be incurred or suffered by the other Party in connection with the performance or non-performance of this Agreement.

22.	Law and Jurisdiction.

22.1This Agreement is governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware.

13.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

22.2The Parties shall use reasonable efforts, acting in good faith, to reach consensus on all matters as expeditiously as possible. Should the Parties be unable to reach consensus on an issue, such issue shall be elevated to the respective presidents of each Party for resolution.

22.3Any dispute not disposed of in accordance with Section 22.2 shall be disposed of by binding arbitration under the rules of the American Arbitration Association. The arbitration shall take place in New York City, NY. The arbitrator shall be bound to follow the applicable provisions of this Agreement and Delaware law in adjudicating any dispute. It is agreed by the Parties that the arbitrator’s decision is final, and that neither Party may take action, judicial or administrative, to overturn the decision. The judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either Party may seek equitable relief or interim or provisional relief from a court of competent jurisdiction if necessary to protect the interests of such Party or to preserve the status quo pending an arbitration proceeding.

23.	Entire Agreement; Amendment.

This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement, including without limitation the Confidential Disclosure Agreement between the Parties dated February 23, 2005. All information to be kept confidential under such earlier confidentiality agreement as of the Effective Date shall be maintained as Confidential Information by the receiving Party under the obligations set forth in this Agreement. In the event of a conflict between the terms set forth in the body of this Agreement and the terms of the Appendices attached hereto, the terms of this Agreement shall govern. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

14.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, this Agreement has been entered into the day and year first above written.

NITTO DENKO AVECIA INC By: /s/ Detlef Rethage Name: Detlef Rethage Title: President	DYNAVAX TECHNOLOGIES CORP. By: /s/ Stephen Tuck Name: S. Tuck Title: V.P. Global Tech. Ops.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix 1

PRODUCT PRICE

Pricing is “campaign” based. Customer will order a minimum of [ * ] per campaign. Pricing for the current quarter’s production will be determined based on the binding portions of the rolling forecast. Avecia will consider all binding portions of the forecast which can be manufactured and delivered with the required stability to determine the price for the batches that will be delivered in the current quarter. Pricing will be adjusted quarterly based on the current rolling forecast. Customer has the ability and right to submit a PO for a quantity of batches beyond the number they have requested delivery for in one quarter. Thus providing them the means of securing a lower price than may be granted if based solely on the binding portions of the forecast.

Price ($k) on a [ * ] equivalence basis
Process Description	[ * ] Batches	[ * ] Batches	[ * ] Batches	[ * ] Batches	[ * ] Batches	[ * ] Batches	[ * ] Batches	[ * ] Batches
Current Process @ [ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
New Process @ [ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
New Process @ [ * ] (if Nitto solid support can not be used)	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
New Process @ [ * ] (if heated C&D does not work)	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
New Process @ [ * ] (without Nitto solid support and without heated C&D)	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

Price will be inflated or deflated annually in line with a reputable externally published pricing index such as the US Producer’s Price Index for the Pharmaceutical Preparation Manufacturing Industry (“PPI”). “PPI” shall mean the US Producer Price Index for the Pharmaceutical Preparation Manufacturing industry (Series Id PCU325412325412).

For clarity, the Supply Price does not include any applicable sales, use, consumption, value added or excise taxes, duties, tariffs which shall be imposed by governmental authorities upon the material or the sale thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Potential Price Adjustment effective as of the beginning of the Extension Term.

In the event that Customer has notified Avecia, in accordance with Section 3, that it has elected to extend the term of the Agreement at the end of the Initial Term, and Avecia, within thirty (30) days of receiving such notice, reasonably demonstrates to Customer that the sum equal to (i) [ * ] of the applicable price per kilogram of such Product which would be effective as of the beginning of the Extension Term, the Parties agree that Avecia may increase such price as of the beginning of the Extension Term to not more than [ * ] of the otherwise applicable price; provided that, in lieu of accepting such price, Customer may elect to terminate this Agreement as of the end of the Initial Term.

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix 2

NEW PROCESS STRATEGY

The New Process Strategy involves process changes to the Current Process as well as increasing the process scale from [ * ] per batch. It is planned that Customer with Avecia’s support will seek specific regulatory advice/approval on the process change strategy.

The process change strategy to move Customer from the Current Process to the New Process contains 3 main elements:

1.Stage 1 - Definition and Demonstration of Process

a)[ * ].

2.Stage 2 - Preparation for Process Validation

a)[ * ].

3.Stage 3 - Execution of Process Validation

a)[ * ] {Redacted content comprises approximately 5 pages.}

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

Appendix 3

QUALITY AGREEMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

QUALITY AGREEMENT

DYNAVAX TECHNOLOGIES
CORPORATION

AND

NITTO DENKO Avecia Inc.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

TABLE OF CONTENTS	2
A.	DEFINITIONS34
B.	QUALITY REQUIREMENTS8~~9~~
B 1.	JOINT TEAM 10~~11~~
B 2.	PROVISIONS11~~12~~
B 3.	QUALITY SYSTEMS12~~13~~
B 4	FACILITIES AND EQUIPMENT SYSTEMS23~~24~~
B 5.	MATERIAL SYSTEM24~~25~~
B 6.	PRODUCTION SYSTEM25~~26~~
B 7.	PACKAGING, LABELING, AND DISTRIBUTION SYSTEM28~~29~~
B 8.	LABORATORY SYSTEM29~~30~~
C.	SIGNATURE PAGE 33~~34~~
D.	APPENDICES34~~35~~

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A. DEFINITIONS

AGU - The AVECIA code for the oligonucleotide bulk material that is intended for use in a vaccine, and possesses immune stimulation activity. AGU is also referred to as 1018 ISS Adjuvant or 1018 ISS. AGU is regulated under 21 CFR 210/211, 21CFR600, and ICH Q7.

API - Active Pharmaceutical Ingredient.

Approved Vendor List - A list of approved vendors who have satisfied all the assessment criteria for approval set by AVECIA’s Vendor Assurance Committee (VAC).

Batch Number - A controlled and unique identifier used to indicate a specific batch of AGU or Material.

Master Batch Record - A collection of approved procedures to be followed by AVECIA for the manufacture, testing, handling and storage of AGU. The Master Batch Record comprises the master manufacturing formula, raw materials and corresponding specifications, packaging and storage instructions and testing requirements.

BLA / MAA - A Biologics License Application filed with the United States Food and Drug Administration (FDA) to obtain marketing approval for Heplisav or any comparable marketing application (MAA) filed in countries outside the US to obtain marketing approval for drug product in that country.

BLA Supplement / MAA Variation - An application filed with the regulatory authorities (ie, FDA or EMA), to obtain approval for proposed manufacturing changes to drug product after approval.

Certificate of Analysis (COA) - A controlled document generated for each batch of AGU which certifies that AGU meets the approved manufacturing specifications and other agreed upon release criteria.

Certificate of Compliance (COC) - A document which is generated for each batch of AGU and which certifies that AGU was made in accordance with cGMP as defined by 21 CFR 211 and other relevant regulations.

Change Control - A process for the review and approval of Changes to a controlled document, equipment train, or process utility used to produce or control product(s) intended for use in drug product manufacture.

Editorial / Administrative Changes - This category involves changes that do not alter the process or product per se but relate only to documentation changes that are considered editorial. Such changes will generally not require prior approval by the Regulatory Authorities.

Minor Changes - These include modifications to procedures, process parameters, components, manufacture and manufacturing methods, reagents, equipment and facilities that have minimal potential to have an adverse effect on the product’s identity, strength, quality, purity or potency as they may relate to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

its safety or effectiveness. Limited qualification or validation may be required for Minor changes. When the product is licensed by authorities, such changes will typically be reported to the Regulatory Authorities in the form of routine annual reports, and it may be necessary to amend regulatory filings as a result of such changes.

Moderate Changes - These include modifications to procedures, process parameters, components, manufacture and manufacturing methods, reagents, equipment and facilities that have a moderate potential to have an adverse effect on product’s identity, strength, quality, purity or potency as they may relate to its safety or effectiveness. Moderate changes may require a regulatory action to the Authorities.

Major Changes - Changes in this category are considered significant and have a substantial potential to have an effect on product’s identity, strength, quality, purity or potency as they may relate to its safety or effectiveness. Major changes, may require revalidation. Avecia Quality will notify Dynavax of Major Changes at the time they are first contemplated and before implementation. The implementation plan for such changes will be discussed in advance with Dynavax and should include provisions for process validation and demonstration of product/process consistency. AVECIA will provide Dynavax with the Change Notification Form at the time the change is first contemplated describing the change, its expected impact on product quality and implementation plan.

Emergency Changes - A change that is required to be implemented immediately by AVECIA to allow for continued processing or use of the facility. An Emergency change would usually be associated with a deviation.

Contractor - Any manufacturer, testing laboratory, packager, or other AGU support service provider, who performs testing, processing and/or packaging of AGU or its in-process intermediates.

Critical Equipment - Equipment that comes into contact with AGU or is essential to the manufacturing process or is designed to assure that AGU has the identity, strength, quality and purity that it is purported to possess.

Critical Observation - Any observation in an audit that it left uncorrected, could affect the safety of clinical subjects or patients or could reasonably result in an FDA-483, FDA warning letter, or other regulatory action.

cGMP - “cGMP” means current good manufacturing practices. As provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations to the US Code of Federal Regulations, Title 21 (21 CFR 210 and 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7, and subject to any arrangement, additions or clarifications agreed from time to time between the Parties in the Quality Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Deviation - A departure from established procedures that is outside those covered by a Planned Deviation or Change. A Deviation does not permanently change an existing procedure and it must be investigated.

•

Major Deviation: An event that has an impact or probable impact on the quality of AGU, or on the validated state of the manufacturing process, a system, or a test method; or requires regulatory reporting; or would have had probable impact without immediate corrective action (even if such action was taken and prevented such impact).

•	Minor Deviation: An unplanned deviation that does not affect a reported result or the quality of AGU, or the validated state of the manufacturing process, a system or a test method.

Date of Manufacture - The date on which AGU is removed from the freeze dryer and packaged.

Facility - The site constructed and equipped by AVECIA in which AGU is manufactured.

FDA - The United States Food and Drug Administration or any successor entity thereto or any equivalent US or foreign governmental regulatory agency with jurisdiction to grant product license approvals,

Final Release - The release for further manufacture or processing by Dynavax QA of the bulk AGU. Final release signifies the material was produced using approved processes, is in compliance with regulatory submissions and applicable regulations, and meets its established specifications and quality attributes. It documents that all reviews, including by the manufacturer, have been completed and that any exceptions have been investigated and closed, as appropriate.

Formal Investigation - A written report detailing the specifics of an investigation resulting from an exception event, and which includes a description of the incident, investigation, conclusions, determination of root cause and corrective action or action plan, if applicable; as well as approval by Dynavax QA.

In-Process Specifications - The chemical, physical, biological and microbial testing methods and limits required for the clinical or commercial manufacture of AGU.

Joint Team (JT) - The Joint Team comprises primary points of contact for each company for technical consultation.

MAA (Marketing Authorisation Application) - Application for licensure in the European Union. Filing of the MAA gives EU inspectors the legal right to inspect all production, testing, packaging, and storage sites.

Manufacturer’s Release - A Manufacturer’s release is the documentation by AVECIA QA that a batch of AGU was produced using the approved processes, is in compliance with regulatory submissions and applicable regulations, and meets its established specifications and quality attributes. It documents that review has been completed by the AVECIA Quality Unit, and that any exceptions have been investigated

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and closed, as appropriate. Manufacturer’s Release does not by itself permit the material to be used in humans.

Major Observation - Any observation listed, on FDA Form 483 or in a Deficiency Letter or any observation that may affect the safety, purity, integrity or strength of AGU.

Minor Observation - Any observation listed, on FDA Form 483 or in a Deficiency Letter which does not affect the purity, integrity or strength of AGU.

Material or Raw Material - Any excipients, or components, which are used in the manufacture of AGU.

Material Review Board (MRB) - A multidisciplinary committee responsible for the review, evaluation and disposition of non-conforming material.

Nonconforming Materials Report - A document used to describe the disposition of a raw material, in-process material or AGU that fails to meet established specifications, or is deemed Out-of-Trend.

OOS (Out-of-Specification) - A test result that lies outside of an approved specification or limit. If confirmed, the associated product lot is non-conforming.

OOT (Out-of-Trend) - Describes results that fall outside of the variance observed in previous batches or lots, or that are inconsistent with other data generated for the same lot. In a stability study, a result that is out of trend with results from previous time/temperature points or is not congruent with previous lot experience is out of trend.

PIP - Person in plant. A Dynavax employee or contractor that is allowed in the plant during the manufacture of AGU.

Planned Deviation - A change made to operating, manufacturing, or testing instructions or procedures planned and approved in writing by QA prior to implementation. Rationale for the change and project team consensus are normally obtained prior to opening of change control documentation. No planned change can be implemented without written QA approval.

Process - The procedure followed by AVECIA with respect to the manufacture, testing, handling and storage of AGU, consisting of a master manufacturing formula, instructions, qualification and delineation of raw materials, appropriate packaging and storage instruction and, testing requirements (specifications and method numbers).

Specifications for AGU - The chemical, physica,l biological and microbial testing methods and limits required for the release of AGU provided that such specifications shall at all times comply with the regulatory filings made to the FDA or other regulatory agency in the country of sale.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential Information - Any technical, business, financial and other commercial information of a confidential nature disclosed (whether disclosed in writing, orally, by way of sample or by any other means and whether directly or indirectly) by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”).

Shipping Approval - Shipping approval is written documentation from DYNAVAX QA that a lot or lots are allowed to be shipped for further manufacturing or storage. AVECIA may not ship material without this documentation.

Stability Failure - A confirmed OOS result for a sample that has been stored under normal storage conditions (i.e., not accelerated) and that is within the current retest or expiry date of AGU. A potential stability failure occurs when trend analysis indicates that a given lot will go out of specification before the end of shelf life.

B. QUALITY REQUIREMENTS

Introduction and Purpose

This Quality Agreement is by and between NITTO DENKO Avecia Inc. (AVECIA), located at 125 Fortune Boulevard, Milford, Massachusetts 01757, and DYNAVAX Technologies, Corporation. located at 2929 Seventh Street, Berkeley, California 94710. Other projects will have separate quality agreements.

AVECIA provides contract GMP manufacturing and QC testing services, including: synthesis and purification of AGU, qualification of raw material and service vendors; release testing of raw materials; in-process monitoring, release and stability testing of AGU, and production support QC testing under cGMP for commercial use for DYNAVAX. This agreement outlines the respective quality roles and responsibilities of each party relating to the manufacturing, packaging/labeling, shipping and control of AGU intended for the manufacture of a vaccine intended for commercial distribution in the US and/or Europe.

Terms of Agreement

This Quality Agreement shall become effective and binding upon the date of the final signature and shall remain in effect until 2 years after the last delivery of AGU to DYNAVAX, unless an extension is requested in writing. Either party may terminate this agreement by giving 24 months written notice to the other party. Either party may propose changes to the existing Agreement at any time, and both parties will negotiate in good faith.

This Commercial Quality Agreement is pursuant to the Supply Agreement between AVECIA and DYNAVAX currently in existence. In the event of a conflict between any of the provisions of the Quality Agreement and the Supply Agreement, the terms of the Supply Agreement will prevail,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In the event that Dynavax QA identifies a non-conformance with a lot of AGU, Dynavax QA will notify AVECIA of the specific item(s) that are non-conforming.

Assignment

Aside from a merger, consolidation, or a sale of all of a party’s assets to a third party, neither party shall have the right to assign its rights or obligations of this Quality Agreement without the other party’s prior written consent.

Confidentiality

AVECIA and DYNAVAX undertake to maintain as confidential all such Confidential Information, and neither will use or disclose any of such Confidential Information in whole or in part save for purposes described in this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B 1. Joint Team.

	AVECIA	DYNAVAX
	Quality Assurance	Quality Assurance
Name	JP Rodrique	Carmen Uy
Title	Director of Quality Assurance	Sr. Manager, QA
Phone	[ * ]	[ * ]
Fax	[ * ]	[ * ]
Email	[ * ]	[ * ]
Name	Janet O’Connor	William Turner (or designee)
Title	Director, Quality	VP, Regulatory Affairs and Quality Assurance
Phone	[ * ]	[ * ]
Fax	[ * ]	[ * ]
E-mail	[ * ]	[ * ]
	Quality Control	Quality Control
Name	Uditha deAlwis	Martin Gohlke, Ph.D.
Title	Director of Analytical Development	Director Analytical Development and Quality Control
Phone	[ * ]	[ * ]
Fax	[ * ]	[ * ]
E-mail	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	AGU Nonconformance/Complaints	AGU Nonconformance/Complaints
Name	JP Rodrique	Carmen Uy
Title	Director of Quality Assurance	Sr. Manager, QA
Phone	[ * ]	[ * ]
Fax	[ * ]	[ * ]
Email	[ * ]	[ * ]
	Manufacturing	Manufacturing
Name	Kelly Behrendt	Stephen Tuck
Title	VP of Operations	VP, Global Technical Operations
Phone	[ * ]	[ * ]
Fax	[ * ]	[ * ]
E-mail	[ * ]	[ * ]
	Regulatory	Regulatory
Name	JP Rodrique	Elaine Alambra
Title	Director of Quality Assurance	Director, Regulatory Affairs
Phone	[ * ]	[ * ]
Fax	[ * ]	[ * ]
E-mail	[ * ]	[ * ]

B 2.Provisions

This exhibit outlines the responsibilities of DYNAVAX (D) and AVECIA (A) with respect to the quality requirements of AGU intended for use in the manufacture of a vaccine for human use. AVECIA agrees to ensure that AGU is manufactured, tested, and given a manufacturer’s release in compliance with approved specifications and in accordance with all applicable and EU cGMP standards. The Quality Agreement is divided into the following sections:

Quality Systems

Facilities and Equipment Systems

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Material System

Production System

Packaging, Labeling and Distribution System

Laboratory System

The following tables define the quality roles and responsibilities of each firm. Means of performance and minimum standards are indicated in the column labeled “Deliverables”.

Term	Definition
A	Avecia
D	Dynavax
Responsibility (X)	Performs activity and ensures sustained compliance for day-to-day activities. Directly responsible for compliance.
Oversight (O)

Monitors and provides reasonable support and guidance to assure compliance requirements are met for cGMP. Accountable to regulatory agencies. Assures it by audits, person in plant (PIP) or documented review or approval as indicated.

B 3. Quality Systems

Description	A	D	Deliverable or Means
B 3.1 General Compliance
a. Manage and maintain the Quality Agreement. Update needed by providing a red-lined draft and request for change.	O	X	Written, signed Agreement
b. Implement the Quality Agreement and train staff as needed on the terms of the Agreement.	X	X
c. Quality Unit has the responsibility to assure that the quality systems are in place, and effective for the manufacture of AGU.	X	O	Audits, PIP, document reviews and approvals

d.   AVECIA Quality Assurance will notify DYNAVAX Quality Assurance in writing regarding any deviation, OOS, or exception that may impact AGU quality or GMP compliance. AVECIA will work with DYNAVAX Quality Assurance to arrive at a mutually acceptable procedure to take appropriate action.

	X	O	Send within 2 AVECIA business days for majors, deviations and [ * ] business days for minor deviations.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable or Means

e.   Agree upon, implement, and maintain specifications and in-process control tests for the AGU production processes. Changes must be mutually agreed upon and controlled by means of a GMP change control system. Specification changes must be approved by and communicated in writing to the Quality Unit,

	X	X	Change control system and specifications committee

f.   Changes in compendial methods or specifications shall be made by AVECIA to stay in compliance with the current USP and Ph. Eur. Compendia. Sponsor approval is not required. (Note: If such changes impact Avecia Quality Test Methods or specifications filed for AGU, then Dynavax approval is required prior to initiation).

	X		Written notification to DYNAVAX QA within [ * ] of making change, but approval not required.

g.   AVECIA certifies that the facility and equipment used for the manufacture of AGU are not utilized for the production of cytotoxics or antibiotics, including penicillins, cephalosporins, carbacephems, monobactams, or other beta-lactam antibiotics as described in the Draft Guidance for Industry, Non-Penicillin Beta-Lactam Risk Assessment: A cGMP Framework, March 2011,

	X		Verified during audits.

Description	A	D	Deliverable
B 3.2 Regulatory
a. Act as Sponsor, ie hold the regulatory registrations for drug products produced using AGU, and be the contact for Agency communications and updates regarding AGU.		X	BLA, MAA, Agency communications files (Regulatory Affairs)

b.   Maintain and operate the Facility in compliance with the applicable laws, standards, and current regulatory requirements. Maintain all applicable licenses, registrations, and certifications needed for the facility and AGU manufacture.

	X		Notify DYNAVAX QA of any license suspensions or other significant changes in writing within 30 days of detection

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
c. DYNAVAX shall provide AVECIA the opportunity to review significant information related to the manufacture and/or control of AGU before it is submitted to regulatory authorities.		X	Supply draft of AGU regulatory information for review. Provide a copy of the applicable license application sections submitted.
d. DYNAVAX QA/RA shall notify AVECIA QA in a timely manner of all regulatory approvals or application withdrawals relevant to AGU.		X	Within [ * ] business days of Dynavax knowledge
e. AVECIA QA shall notify DYNAVAX QA promptly of any regulatory inspection findings related to AGU or that have significant impact on AVECIA’s ability to manufacture AGU for DYNAVAX.	X		Within [ * ] business days of AVECIA knowledge

f.   AVECIA QA shall notify DYNAVAX QA immediately of any (confirmed) stability failure or potential stability failure for storage temperature, to permit timely notification to regulatory authorities (72 hrs in some cases).

	X		Within [ * ] business day of observation; request notification when investigation opens

Description	A	D	Deliverable
B 3.3 Regulatory Agency Inspections

a.   AVECIA QA shall inform DYNAVAX QA, of any significant communication or action (e.g., telephone call, record or sample request, recall, etc.) initiated by a regulatory agency (US or international) as it affects the manufacturing of AGU.

	X		Notification in no more than [ * ] business day

b.   DYNAVAX QA/RA shall inform AVECIA of any significant communication or action (e.g., telephone call, record or sample request, recall, etc.) initiated by a regulatory agency (US or international) as it affects the manufacturing of AGU.

		X	Notification in no more than [ * ] business day

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

c.   Planned inspection of AGU: AVECIA to notify Dynavax as soon as reasonably possible in writing to Dynavax QA; and permit Dynavax personnel to be on-site as needed. Dynavax staff shall not represent AVECIA to any inspectors, and AVECIA reserves the right to exclude Dynavax staff from direct contact with inspectors.

	X		Within [ * ] business days of AVECIA knowledge
d. Unannounced inspection related to AGU: AVECIA to notify Dynavax QA as soon as possible in writing.	X		Within [ * ] business day

Description	A	D	Deliverable
B 3.4 Training – GMP
a. AVECIA will maintain and follow a documented procedure describing training requirements.	X	O	Confirm in audit
b. An adequate number of qualified AVECIA personnel will be available to perform and supervise the plant start-up, manufacture, processing, testing, Quality Control and Quality Assurance of AGU.	X	O	Confirm in audit

Description	A	D	Deliverable
B 3.5 Documentation and Records

a.   Systems will be maintained for the generation of master batch records, Standard Operating Procedures (SOP), validation protocols, validation reports, QC controlled records, and documentation to support the manufacturing process and associated systems.

	X	O	DYNAVAX to have signature approval of all product-specific documents and ability to audit GMP documentation except for that dedicated to other clients.
b. AVECIA will maintain a traceable index of all records pertaining to the manufacture of AGU in a secured storage location and container whether archived on site or off-site.	X		Readily available during business hours, if onsite, and within [ * ] if offsite.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

c.   AVECIA will ensure that all records are maintained throughout the lifetime of this agreement, and for 10 years thereafter (or records are sent to DYNAVAX for archiving), in accordance with a documented record retention program.

	X		Retention period shall be [ * ] post termination; AVECIA to contact DYNAVAX QA in writing before destroying any documents related to AGU.

Description	A	D	Deliverable
B 3.7 Electronic Records and Record Systems Control and Security
a. AVECIA is responsible for the compliance of electronic record systems that are used in the production of DYNAVAX AGU and to assure 21 CFR, Part 11 or Annex 11 compliance where applicable.	X	O	Deliverable on Audit: Copy of FDA Part 11 letter, list of validated electronic systems, risk assessments.

Description	A	D	Deliverable
B 3.8 Audits

a.   DYNAVAX and its affiliates or potential partners have the right to audit AVECIA manufacturing facilities and systems, as they relate to the manufacture of AGU, with the exception of information and operations regarded by AVECIA as Proprietary Information. Unless for cause, number of audits of AVECIA not to exceed one audit per year except for additional mutually agreed upon visits.

	O	X	Audit schedule or plan
b. Access to contract manufacturing facilities for AGU audits will be granted subject to facility availability. Requests should be directed to the AVECIA QA department.	X	O	Inspection requests must be received no less than [ * ] prior to the requested date for the audit. In the event of a “for cause” audit, one week notice is required.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

c.   During the audit, DYNAVAX QA may review records and documents to assess suitability and compliance of the Quality Systems and AGU/process. AVECIA has the right to redact if necessary, to protect proprietary interests of its clients and contractors.

	X	X	Audit and PIP
d. DYNAVAX QA will document audit observations in a confidential audit report and provide to AVECIA QA in a timely manner.		X	Report issued within [ * ] business days from date of audit completion, unless an alternate time frame is agreed upon.
e. AVECIA will issue a written response to the audit report, including action plan, to DYNAVAX QA, in a timely manner.	X		Response within [ * ] business days of receipt of the report, unless an alternate time frame is agreed upon.

f.   DYNAVAX will work with AVECIA to arrive at a consensus plan to address any observations considered to be major or critical. AVECIA will propose timelines and notify DYNAVAX of significant delays in implementation.

	X	X	As needed, proposed actions will be reviewed by the Joint team. Any delays in implementation over [ * ] from due date shall be reported and justified to Dynavax QA in writing.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 3.9 Change Control

a.   AVECIA will maintain a documented change control procedure for the control of changes to manufacturing materials and components, critical equipment or utilities, packaging materials, labeling, manufacturing methods, AGU and in-process specifications, test methods and vendors.

•    Editorial changes will be communicated to Dynavax by a change control notification. (eg. Examples: change to the company name of a raw material supplier; correction of typographical errors)

•    Minor Changes will be communicated to Dynavax by AVECIA via the Change Control Form for approval prior to implementation. This notification must include a rationale describing why the change is expected to have minimal impact on product quality. (eg. Example: addition of a new supplier for a non-critical raw material)

•    Moderate Changes at the time they are first contemplated describing the change, its expected impact on product quality, the implementation plan and timing. All Moderate Changes will be communicated to Dynavax by AVECIA via the Change Control Form for formal approval prior to implementation. Post implementation of the approved plan, AVECIA will provide, as applicable, supporting documentation including validation data, test samples and additional test methods, as appropriate to support regulatory actions. (Example: addition of a new supplier for a critical raw material.)

	X	O

•    Editorial - within [ * ] of implementation.

•    Minor – review and approval of submitted Change Control by DYNAVAX.

•    Moderate – Review of the Change Control and justification prior to implementation.

•    Major – Review of the Change Control and justification prior to implementation. Mutual agreement on timing of implementation based on regulatory submission timing.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

•    Major Changes will be communicated to Dynavax by AVECIA via the Change Control Form for formal approval prior to implementation. Post implementation of the approved plan, AVECIA will provide, as applicable, supporting documentation including validation data, test samples and additional test methods, as appropriate to support regulatory actions. Major changes usually require a submission to the regulatory authorities and their approval before a product manufactured with the change is distributed to the market, (e.g. Example: Change to a critical raw material such as change to a new type of solid support.)

b.   Changes to facilities, utilities, and other items that are not part of the description in a regulatory filing and do not require a BLA/MAA amendment notification of the change is sent to DYNAVAX. See Change Control definition for minor, moderate and major changes.

b. Within [ * ] calendar days of implementation.

c.   The respective quality units must approve planned change proposed by DYNAVAX or AVECIA that has the potential to impact the quality, purity, safety, effectiveness or regulatory status of the AGU prior to implementation.

•    Editorial

•    Minor Moderate

•    Major

•    Emergency Change implemented by AVECIA that is a Moderate or Major change classification.

	X	X

A written response is required that is signed by the respective QA unit within:

•    Notification only

•    Within [ * ] business days

•    Within [ * ] business days

•    Within [ * ] business days

•    Within [ * ] of change occurring

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

d.   Approval must occur through change control for any prospective change in the manufacturing, process, potentially affecting a regulatory filing, test, equipment, software changes or implementation, facilities, specification, formulation process instruction, raw material and supplier, process validation, labeling content or position, storage condition, critical in-process control including equipment operational setting or critical alarm, or any other item in any manner that would impact the manufacturing or processing activities to be performed by AVECIA. See section (a.) above for details.

	X	X	DYNAVAX to approve all changes that may impact a validated process or validated dedicated equipment. DYNAVAX to determine a mutually agreed regulatory pathway
e. Determination must be made as to the regulatory filing requirements of all changes: For example: annual reportable, CBE 30, Pre-approval supplement, or Type C meeting, license variations, etc.		X	DYNAVAX Regulatory Affairs to determine regulatory impact of changes.

f.   Avecia will notify Dynavax of the introduction of new products within the current ‘chemical families’ (ie, similar potency, safety, dose, etc) into the licensed AGU facility, with sufficient documentation to support the Avecia determination that the new product(s) are similar to existing products produced in the facility.

	X		[ * ] working days for review by Dynavax

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

g.   As required by regulatory agencies, Avecia will notify Dynavax of the introduction of a new family of products, or a product that may be within the current family but that has a therapeutic indication with a significantly different potency, dose, safety, etc., into the licensed AGU facility with sufficient documentation to support the Avecia assessment of the risk of introduction of the product into the facility.

Documentation may include:

1.   The controls in place at Avecia to prevent contamination, cross-contamination, mix-up and line clearance

2.   Location in Avecia of the new product manufacture and storage with respect to AGU

3.   List of equipment that will be shared with AGU and associated cleaning validation, procedures and processes

As required by regulatory agencies, Dynavax will file the required notification to the BLA/MAA for the product that will be introduced into the facility where AGU is manufactured no less than 30 days prior to the manufacturing date of the new product. A copy of the notification will be sent to Avecia.

	X	X	[ * ] days for review by Dynavax Allowing [ * ] days prior to introducing the new product into the facility if FDA notification is required.

Description	A	D	Deliverable
B 3.10 Deviations

a.   AVECIA will utilize approved procedures to detect, document, and investigate deviations and exceptions. The procedures should include CAPA processes for batch specific corrective actions and for long-term preventive actions along with a provision for assuring the performance of adequate and appropriate failure investigations.

	X	O	DYNAVAX to be notified in accordance with B3.10b

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable

b.   AVECIA will notify DYNAVAX QA of any Deviation, non-conformance, or investigation that may potentially impact the quality, safety, purity, and integrity of AGU. Stability failure and potential stability failure are major events and require immediate notification to DYNAVAX QA. Dynavax QA must approve all major deviations/ investigations.

	X	O	Within 2 AVECIA business days for major events, 5 AVECIA business days for minor
c. AVECIA shall notify DYNAVAX QA of deviations and investigations for other products or equipment that may impact the ability to manufacture AGU.	X	X	Information may be redacted as needed.

Description	A	D	Deliverable
B 3.11 Investigation
a. AVECIA will investigate and report to DYNAVAX whenever AGU fails to meet specification, or there is significant uncertainty in conformance with the cGMPs.	X	O	Written notification to the project contact and QA Within [ * ] business day of confirmation.
b. DYNAVAX will report to AVECIA whenever there is a failure to meet specifications or compliance based on a DYNAVAX review.	O	X	In writing. from QA to QA, within 30 days of confirmation

c.   When an OOS or OOT result is observed, AVECIA shall notify DYNAVAX QA promptly, open a formal investigation according to its procedures, and report the findings in writing. AVECIA shall not perform any re-sampling or re-testing without approval of DYNAVAX QA, unless laboratory or sampling error is confirmed and the OOS result is invalidated.

	X		Notify JT contact and QA Dynavax within 3 AVECIA business days of detection; in general, report to quality unit within 30 days.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 3.12 AGU Complaints
a. DYNAVAX QA will notify AVECIA QA as soon as reasonably possible of any customer complaints that may be associated with the manufacture, storage, and handling of AGU.		X	Notification within [ * ] AVECIA business days
b. AVECIA QA will work with DYNAVAX QA to conduct internal investigations to determine the validity of the complaint.	X	X	QA, other Dynavax subject matter experts as needed
c. AVECIA QA will remediate the issue associated with the complaint as it relates to AGU.	X		AVECIA will submit investigation report to DYNAVAX QA
d. DYNAVAX QA will be responsible for customer response communications and will submit a copy to AVECIA QA.	O	X	Within [ * ] of issuance

Description	A	D	Deliverable
B 3.13 Field Alerts and Recalls

a.   DYNAVAX will notify AVECIA of confirmation of the event, by telephone or other rapid communication means, when there is information concerning any AGU issues that may impact the quality, purity, safety and effectiveness of AGU. Examples of such information include a stability failure of drug product or any significant chemical, physical or other change or deterioration in the distributed AGU.

		X	Notification within [ * ] business days

b.   In the case where a field alert, withdrawal, or recall is necessary and the manufacture of AGU may have contributed to the cause of such event, a strategy for investigating the potential cause wil be defined by DYNAVAX and AVECIA.

	X	X	Site visit, QA/RA; for-cause QA audits within [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B 4 Facilities and Equipment Systems
Description	A	D	Deliverable
B 4.1 Process Qualification and Validation

a.   AVECIA will perform appropriate installation qualification (IQ), operational qualification (OQ), and/or performance qualification (PQ) for the required classes of equipment used and process used for the production and control of AGU. Evaluation and/or re-validation will be conducted in accordance with appropriate specifications/ procedures.

	X		Confirm in audit
b. Documentation of such activities and/or schedule of revalidation shall be the responsibility of AVECIA.	X		Confirm in audit
c. Documentation shall be available to DYNAVAX or partners, upon mutual agreement with AVECIA, or Regulatory Authorities upon request.	X
d. Copies of AGU specific documentation will be made available at the request of DYNAVAX.	X

e.   AVECIA commits to re-qualify equipment and systems if changed and determine the impact on current process in accordance with AVECIA change control policies. This shall be done by AVECIA prior to future manufacturing.

	X		Change control or change notification system

Description	A	D	Deliverable
B 4.2 Equipment, Calibration and Preventive Maintenance
a. AVECIA will have appropriate procedures in place for calibration and maintenance of equipment utilized in the manufacture, testing and release of AGU.	X		Confirm in audit
b. AVECIA will maintain documented calibration and preventive maintenance programs to support the manufacture and validation of AGU.	X		Confirm in audit

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 4.3 Process Qualification/Validation

a.   AVECIA will ensure that the process, manufacturing, testing and control procedures (including cleaning procedures, hold times, mixing studies, etc.) are qualified or validated in accordance with established protocols and procedures utilizing equipment and personnel in the facility intended for manufacture of AGU.

	X	X	Dynavax must approve the protocols and reports.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B 5. Material System
B 5.1 Evaluation/Qualification of Contractors and Suppliers
Description	A	D	Deliverable

a.   AVECIA will utilize a documented supplier qualification procedure for the approval of raw material and component suppliers. The program will include establishment of component and raw material specifications, assessment of the supplier, and testing of lots of each raw material as required. The acceptance criteria will include at a minimum, the demonstration of the presence and execution of quality systems sufficient to meet established component, raw material, In-Process and AGU Specifications and a process for ongoing vendor assessment and response.

	X	O	List of suppliers, dates of qualification, and raw material qualification data available during audits or upon request

b.   AVECIA will maintain raw material specifications and COAs, as well as any associated certificates (such as Certificate of Suitability) for all raw materials used in the manufacture of DYNAVAX AGU. AVECIA shall not change the supplier, manufacturing process or the quality grade of any critical raw material without approved change control documentation from DYNAVAX.

	X		Change control system

c.   AVECIA shall notify DYNAVAX in writing if contractors or subcontractors are used to perform stability, in-process or final product testing. These may not be changed without approved change control from DYNAVAX QA.

	X	O	DYNAVAX approval through AGU Specification approval

Description	A	D	Deliverable
B 5.2 AGU Storage
a. AVECIA will maintain adequate storage areas for quarantine, rejected and released AGU.	X

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
b. AVECIA will store AGU under conditions appropriate to maintain the quality, safety, purity, and integrity of AGU in accordance with cGMP requirements.	X		Qualification of storage facility or equipment
c. AGU will be stored under conditions specified in AGU labeling and in a controlled area. Records demonstrating adherence to specified storage conditions will be retained and available for audits.	X	O	Monitoring trends

d.   In the event of an environmental outage or deviation, AVECIA shall notify DYNAVAX of such an event and ensure that documentation of the outage and subsequent investigation is reviewed and the impact evaluated. Copies of such documentation will be supplied to DYNAVAX upon request or provided within the batch records.

	X	O	Within two (2) AVECIA business days

B 6. Production System
Description	A	D	Deliverable
B 6.1 Manufacturing Process

a.   AVECIA will ensure that AGU is manufactured and tested in compliance with cGMP, and in accordance with approved Batch Records, procedures and validated methods, as well as within accordance of any regulatory license parameters

	X	O	COA, COC, batch record. TSE certification as needed

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 6.2 Reprocessing, Rework, and Re-inspection

a.   DYNAVAX does not intend to reprocess or rework AGU at this time. In the event that this is proposed, AVECIA and DYNAVAX must define how reprocessing or reworking will be done in a validation protocol. DYNAVAX QA and RA written approval is required prior to the start of any reprocessing or reworking.

	X	X	Protocol, master batch record and justification.

Description	A	D	Deliverable
B 6.3 Executed Batch Records
a. Summaries of all AGU testing, lot release data and Deviations will be documented in the Batch Record and an electronic copy provided to DYNAVAX for review.	X		Copy of executed Batch Record and related records as required
b. AVECIA will maintain original executed Batch Records in accordance with AVECIA retention requirements.	X		AVECIA to contact DYNAVAX QA prior to destroying any records

c.   AVECIA manufacturing and quality assurance personnel will review and approve all executed Batch Records, including for any failed or aborted batches. These records shall be consistent with the Process Description and all regulatory filings.

	X		Generally within [ * ] Business days of DOM
d. AVECIA will send DYNAVAX copies of executed batch records and associated testing data for all batches, including batches that were rejected by AVECIA.	X		Within [ * ] business days of manufacturer’s disposition

e.   DYNAVAX QA will review executed batch records with associated QC and environmental monitoring data (if applicable) and notify AVECIA QA of any batch record deficiencies. AVECIA will assess and amend or clarify records as needed, providing update to DYNAVAX QA and including the revised pages.

		X	Within [ * ] business days of AVECIA manufacturer’s release. Or date received, whichever is longer.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 6.4 AGU Testing and Lot Release
a. AVECIA will perform AGU testing and manufacturer’s release in accordance with qualified or validated methods against the Dynavax approved specifications for AGU.	X		CoA and CoC.
b. AVECIA will verify compendial methods before putting them into use, and will manage changes in the compendia to assure compliance with the current monographs.	X	O	Confirm in audit
c. Non-compendial methods will be transferred as needed and validated by AVECIA in accordance with DYNAVAX’s method transfer protocols.	X	X	As needed

d.   AVECIA will transfer in and validate methods developed at other contract laboratories in accordance with their standard operating procedures. Dynavax QA must approve the protocols and reports for methods specific to AGU.

	X	X	As needed

e.   AVECIA will validate/qualify as appropriate applicable methods for environmental monitoring, in process, and bulk AGU testing, to meet current ICH standards and regulatory requirements. Dynavax QA must approve the protocols and reports for methods specific to AGU.

	X	X	As needed

Description	A	D	Deliverable
B 6.5 Responsibility for Final Release of AGU
a. AVECIA QA will assure that AGU has been manufactured in accordance with cGMP’s (provide certificate), deviations were resolved and specifications were met.	X	O	Certificate of compliance Certificate of analysis Summary of deviations

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
b. Final release for further use or disposal of AGU is the sole responsibility of DYNAVAX QA.		X	Release statement
c. AGU may not be shipped from AVECIA without a signed authorization from Dynavax QA.		X	Memo or release statement

Description	A	D	Deliverable
B 6.6 Lot Failure
a. AVECIA agrees to notify DYNAVAX of any AGU lot failure upon confirmation of that failure, as soon as reasonably possible.	X		Within one (1) business day.
b. DYNAVAX will assess the impact of all failures on previous lots that have been produced and will notify AVECIA immediately if the failure impacts any lots shipped or accepted by DYNAVAX.	O	X	Notification within one (1) business day

Description	A	D	Deliverable
B 6.7 On Site Personnel (Person-in-Plant)

a.   AVECIA shall allow DYNAVAX to have qualified personnel (quality and/or manufacturing) on site during the manufacturing of AGU in a location and to a scope agreed to by both parties. AVECIA has the right to control plant access and number of personnel to protect its facility and the product.

	O	X	(PIP)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B 7. Packaging, Labeling, and Distribution System
Description	A	D	Deliverable
B 7.1 Shipping & Receiving
a. AVECIA will prepare AGU for shipment using validated conditions appropriate to maintain the quality, safety, purity, or integrity AGU.	X		Shipping validation and specification of package configuration and instructions
b. Copies of shipping information, including temperature monitoring data, if applicable, will be retained for each lot of AGU shipped in accordance with AVECIA procedures.	X		Shipping packet; temperature data

B 8. Laboratory System
Description	A	D	Deliverable
B 8.1 Testing
a. AVECIA is responsible for conducting stability studies for AGU as specified in stability study protocols approved by both parties.	X	X	Protocol and report
b. Sample storage shall be maintained in compliance within the stated temperature ranges.	X		Report deviations to DYNAVAX QA in writing as per SOP

c.   AVECIA agrees to notify DYNAVAX of any Out-of-Specification (OOS), Out of Trend (OOT) or other unexpected results upon confirmation of that result, as soon as reasonably possible. Written investigation report shall be provided within 5 working days of the close of investigation, or with the associated batch record.

	X		Notify DYNAVAX QA as defined in B.3.10.b.
d. AVECIA agrees to immediately notify DYNAVAX of a stability failure, i.e. an OOS within the shelf life of AGU.	X		As soon as possible; generally within 1 AVECIA business day.
e. Trending of stability data and assignment of re-test or expiration dates will be performed by Dynavax. Dynavax to inform AVECIA of the re-test or expiration date changes to AGU.		X

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 8.2 Samples
a. AVECIA shall be responsible for ensuring that the number of retain samples maintained shall be sufficient to perform all release testing in duplicate, if necessary, upon confirmation with DYNAVAX.	X

b.   AVECIA or a site designated by DYNAVAX shall retain samples of each lot of AGU for at least a period of one (1) year after the expiration date of the last packaged AGU manufactured with such lot unless otherwise requested by DYNAVAX.

	X	O	DYNAVAX to track dating and inform AVECIA annually
c. AVECIA shall notify DYNAVAX QA prior to destroying any retain samples	X	O	In writing, at least 30 days in advance

Description	A	D	Deliverable
B 8.3 Quality Control (QC) Samples

a.   AVECIA shall conduct environmental monitoring, testing of incoming raw materials, in-process and release testing as defined in section B 6.4 of this document for each lot of AGU. QC samples will be obtained and tested in accordance with established sampling and testing methods.

	X	O

Description	A	D	Deliverable
B. 8.4 Certificates of Analysis

a.   AVECIA Quality Assurance will generate and sign a certificate of compliance (COC) for each lot released. For a rejected batch, AVECIA shall provide written notice as well as the executed batch record.

	X		COC; executed batch record

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
b. A Certificate of Analysis (COA) will be generated by AVECIA for each batch of AGU manufactured for DYNAVAX.	X		COA

c.   The COA will certify that AGU meets the release testing specifications agreed between AVECIA and DYNAVAX. COA’s for AGU will contain the following information:

•    AGU

•    Lot number

•    Date of manufacture

•    Site of manufacture

•    Test Method (Name of test and number)

•    Specification limits

•    Test result as a numerical value unless designated Pass/Fail, not detected, or as a qualitative result in the specification limit

X

d.   AVECIA Quality Assurance will approve and date the COA and provide to DYNAVAX QA. Both firms understand that this constitutes Manufacturer’s release and not a final release for use in manufacture of vaccine for human use. Until or unless a final release is received from DYNAVAX QA, the material must be handled under quarantine.

X
e. Dynavax QA will notify AVECIA QA and provide a final release within twenty one (21) working days of AVECIA releasing the lot of AGU.		X	Lot Disposition Form

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Description	A	D	Deliverable
B 8.5 Reference Standards

a.   AVECIA will supply sufficient amounts of analytical reference standards for AGU and its known impurities to qualify and conduct AGU release testing. Such standards shall be characterized. See Appendix 1.

	X	O	AVECIA to take [ * ] of a mutually agreed upon lot and characterize as primary reference standard. See Appendix 1 for impurities.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C.SIGNATURE PAGE

William Turner, Vice President, Regulatory Affairs and Corporate QA, DYNAVAX Technologies
/s/ William Turner
Signature
Date:	12 Sep 2012

Jeanne Bonelle, Sr. Director, Corporate QA, DYNAVAX Technologies (acting)
/s/ Jeanne Bonelle
Signature
Date:	12 Sep 2012

Detlef Rethage, President, NITTO DENKO Avecia, Inc.
/s/ Detlef Rethage
Signature
Date:	12 Sept 2012

JP Rodrique, Director, Quality Assurance, NITTO DENKO Avecia, Inc.
/s/ JP Rodrique
Signature
Date:	12 Sep 2012

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

D.APPENDICES

Appendix 1: AGU Reference Standards

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix 2: Documentation to be Delivered with Each Lot of ACU

•	CoC – certificate of compliance with cGMP
•	COA – certificate of analysis
•	TSE Statement – one-time; with updates as required
•	Copies of executed batch records and any planned deviations
o	Associated QC data and results
•	Cleaning/changeover verification information from previous campaign to AGU
o	Redacted cleaning verification form, numerical data, and documented acceptance by AVEClA QA
•	Copies of all deviations/variations related to manufacturing, in-process testing, raw materials testing, and facility monitoring.
•	Copies of all OOS investigations or other quality incidents related to the batch
•	Copies of all change controls related to the batch
•	EM (environmental monitoring) data and interpretations for manufacturing processing rooms across the period of production (if applicable)

END OF DOCUMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.